Exhibit (l)(16)

INITIAL INVESTMENT AGREEMENT

INITIAL INVESTMENT AGREEMENT (the “Agreement”) made as of August 1, 2016, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and TIAA-CREF Funds (the “Funds”), a Delaware statutory trust.

1. TIAA hereby agrees to invest on August 5, 2016, or as soon as practicable thereafter, in each of the TIAA-CREF Small/Mid-Cap Equity Fund and the TIAA-CREF International Bond Fund as indicated on Schedule A hereto in the amounts indicated therein.

2. In consideration for such investment and without deduction of any charges, each Fund shall credit TIAA with shares of each class of each Fund of which TIAA shall be the owner. Such class shares will share pro rata in the investment performance of each Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such class shares in each Fund on the day the initial investment is made shall be the initial net asset value struck on the commencement of operations of each Fund class.

3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of each new Fund class shares next determined after each Fund receives TIAA’s proper notice of redemption.

5. TIAA may purchase additional shares of each Fund class as the parties may agree.

6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF AMERICA

Name:
Title:

TIAA-CREF FUNDS

Name:
Title:

SCHEDULE A

New Funds

Fund	Institutional Class	Retail Class	Retirement Class	Premier Class	Advisor Class
Small/Mid-Cap Equity Fund	$6,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
International Bond Fund	$21,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000